Exhibit 99.1


      Digital Recorders, Inc. Notes 3.2 Percent Increase in U.S.
            Public Transit Ridership in First Half of 2006


    DALLAS--(BUSINESS WIRE)--Oct. 10, 2006--Digital Recorders, Inc.
(DRI) (Nasdaq:TBUS), a digital communications technology leader in the transportation, law enforcement, and security industries, noted today that, according to a recent report from the American Public Transportation Association (APTA), U.S. public transportation ridership grew by 3.2 percent in the first half of 2006 as Americans took nearly 5 billion trips via mass transit.

    "According to a recent APTA ridership report, U.S. transit ridership increased by 3.2 percent during the first half of 2006. I believe that increase is most noteworthy. As noted in our press release dated Jan. 24, 2006, there was an apparent spike in ridership during the upsurge of gas prices in third quarter 2005. Our focus has been on what would happen if and when gas prices started back down. Now a pattern seems to be emerging and it is indeed positive. Ridership has held at levels above the prior long-term trends. In the USA TODAY edition published Oct. 2, 2006, the continuing and accelerated use of mass transit was noted in an article entitled, 'Mass Transit Still Hot After $3 Gas: Ridership Remains High Despite Falling Prices at Pump.' While we believe that more time is needed to fully validate the trend, we are of the opinion that such does align well with our plans and outlook for growing revenue. Increased transit ridership potentially brings with it an increased demand for transportation-related equipment in DRI's domestic market. Continued increases in U.S. transit ridership very well may help DRI to achieve further growth," David L. Turney, the Company's Chairman, President, and Chief Executive Officer, said.

    The latest APTA ridership report indicated the following ridership increases were posted in the first half of 2006: light rail (modern light rail, streetcars, trolleys, and heritage trolleys), 9.4 percent; commuter rail, 3.4 percent; heavy rail (subways), 2.6 percent; bus ridership, 3.2 percent; demand response (paratransit), 3.8 percent; trolleybus, 0.5 percent; and all other types of public transportation,
0.6 percent.

    For the complete APTA ridership report, go to http://www.apta.com/research/stats/ridership/.

    ABOUT APTA

    APTA is a nonprofit international association of 1,600 member organizations including public transportation systems; planning, design, construction and finance firms; product and service providers; academic institutions; and state associations and departments of transportation. APTA members serve the public interest by providing safe, efficient and economical public transportation services and products. APTA members serve more than 90 percent of persons using public transportation in the United States and Canada. For more information, go to www.apta.com.

    ABOUT THE COMPANY

    Digital Recorders, Inc. is a digital communications technology leader in the transportation, law enforcement, and security industries. Using proprietary hardware and software applications, our products improve the flow and mobility of people through transportation infrastructure, improve energy efficiency, mitigate security threats, and enhance law enforcement agencies' surveillance capabilities. Our transportation communications products - TwinVision(R) and Mobitec(R) electronic destination sign systems, Talking Bus(R) voice announcement systems, Digital Recorders(R) Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell(TM) video actionable intelligence systems - enhance public transportation and mitigate security threats worldwide. By assisting transit vehicle operators' quest to increase ridership, our products also help reduce dependence on fuel. Our DAC(R) electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and noise cancellation equipment, help law-enforcement agencies around the globe arrest and prosecute criminals. For more information about DRI and its operations worldwide, go to www.digrec.com.

    FORWARD-LOOKING STATEMENTS

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning APTA's facts and beliefs about the public transit industry, any pattern regarding gas prices and transit ridership that might be inferred from reading the USA TODAY article published Oct. 2, 2006, management's beliefs that continued increases in U.S. transit ridership could help DRI to achieve further growth, as well as any statement, express or implied, concerning future events or expectations is a forward-looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including risks and uncertainties that APTA's facts and beliefs about the public transit industry, any patterns regarding gas prices and transit ridership that might be inferred from reading the USA TODAY article published Oct. 2, 2006, or management's beliefs that continued increases in U.S. transit ridership could help DRI to achieve further growth may not be accurate, as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed April 17, 2006, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.


    CONTACT: Veronica B. Marks
             Manager, Corporate Communications
             Digital Recorders, Inc.
             Phone: (214) 378-4776
             Fax: (214) 378-8437
             E-Mail: veronicam@digrec.com